UBC File: 14-063

LOAN AGREEMENT

This agreement dated,   November 20  , 2023 (the "Effective Date").

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, Br\itish Columbia, V6T 1Z3

(the "Lender" or "UBC")

AND:

CONEXEU SCIENCES INC., a corporation incorporated under the laws of British Columbia, with a registered office at Suite 2700, 1133 Melville Street, Vancouver, British Columbia V6E 4E5

(the "Borrower")

WHEREAS:

A. UBC has concurrently entered into a Patent Assignment Agreement of even date with the Borrower, under the terms of which UBC has assigned certain Patents (as defined under the Patent Assignment) from UBC to the Borrower (the "Patent Assignment"); and

B. Pursuant to the terms of the Patent Assignment, the Company is required to enter into this loan agreement, together with the Security defined under Section 1.8 below, to require the repayment of the Loan Amount (as defined under the Patent Assignment), together with accrued interest thereon, by the Company to UBC;

THIS AGREEMENT WITNESSETH that in consideration of the recitals, the mutual covenants, and for other good and valuable consideration including the advancement of the Loan from UBC to the Company, the receipt and adequacy of which is acknowledged, and intending to be legally bound hereby, the parties agree with each other as follows:

1.0 TERMS

1.1 Loan. The Borrower acknowledges and agrees that as of the Effective Date, UBC has incurred the Loan Amount with respect to the Patents in the amount of $136,538.99 (the "Loan"), which constitute a loan from UBC to the Borrower.  Any terms not specifically defined herein shall have the meanings provided to them under the Patent Assignment.

1.2 Acknowledgement of Receipt and Loan.  The Borrower hereby acknowledges and agrees that notwithstanding the direct advance of the Loan by the Lender to the Seller, such direct advance will constitute the making of the Loan which will remain a due and owing obligation of the Borrower following such direct advance.

1.3 Interest.  The Loan shall bear interest at the rate of 15% per annum, calculated and compounded annually, not in advance from the Effective Date until repaid in full.  Interest will be calculated and compounded annually before and after maturity, default and judgment, and interest will accrue on overdue interest at the same rate as on the Loan, as follows and without days of grace.

UBC File: 14-063

1.4 Security Interest in Patents.  For valuable consideration and as continuing security for the payment and performance of the payment of all Indebtedness hereunder, the Borrower hereby mortgages, charges, assigns and transfers to UBC Party, and grants to UBC a continuing, specific and fixed security interest in all the Borrower's right, title and interest in and to the Patents, and all proceeds thereof.  The Borrower waives all rights to receive from UBC a copy of any financing statement, financing change statement or verification statement filed or received at any time in respect of this Agreement.  UBC may register a financing statement regarding this agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Borrower carries on business and/or has its chief place of business.  The Borrower will pay for all costs associated with such registrations, and will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction.

1.5 Term.  The term of the Loan shall be for 36 months, commencing on the Effective Date and ending on, November 20, 2026 (the "Maturity Date").

1.6 Repayment.  The Borrower will repay to the Lender the entire balance owing on the Loan including any interest accrued thereon, and any other amounts owed to the Lender (including those under Section 4.1) arising under this Agreement (collectively, the "Indebtedness") on or before the Maturity Date.

1.7 Prepayment Privileges. The Borrower may prepay, at any time and from time to time, all or any part of the balance owing on the Indebtedness without notice, bonus or penalty.

1.8 Application of Payments.  All payments received by the Lender shall be applied to Costs (as defined below), accrued interest (including default interest, if any), principal and other amounts due and payable under this Agreement in the order and manner as the Lender may determine in its absolute discretion, acting reasonably.

1.9 Security.  As security for the Borrower's obligations to repay the Loan, any accrued interest or other amounts or Indebtedness outstanding hereunder from time to time, the Borrower shall concurrently enter into and deliver, or cause to be delivered, to the Lender executed versions of the following:

(a) a promissory note (the "Promissory Note") in the form attached hereto as Exhibit "A"; and

(b) a Patent Reassignment Agreement (as defined under the Patent Assignment) and an escrow agreement, under which the Patent Reassignment Agreement will be held in escrow as further security for the Company's repayment of the Indebtedness to UBC in accordance with the terms hereof;

(collectively, the "Security").

1.10 Delivery of Related Documents. The obligation of the Lender to make the Loan is subject to the following conditions:

(a) The Borrower will deliver fully executed copies of this Agreement, and the following documents to the Lender (collectively, the "Closing Documents"):

UBC File: 14-063

(i) the Patent Assignment, the Shareholders Agreement and issuance of the UBC Shares to UBC and the Non-Waiving Investigator in accordance with the terms of the Patent Assignment;

(ii) the Security and any certificates, instruments and documents as required thereunder; and

(iii) any other documents reasonably requested by the Lender.

2.0 BORROWER'S REPRESENTATIONS AND WARRANTIES

2.1 The Borrower hereby represents and warrants to the Lender as follows:

(a) the Borrower is a corporation duly existing and in good standing under the laws of British Columbia, is duly registered and qualified to carry on business and has and will continue to have all requisite authority, licenses and permits to carry on its business;

(b) the Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Closing Documents;

(c) the borrowing of money by the Borrower, the entering into of the Closing Documents, any related Security and any other agreement additional or collateral hereto, and the issue of any Security to be given hereunder does not conflict and will not conflict with, and does not result, and will not result in a breach or violation of, or constitute a default under, any of the covenants contained in any agreement to which it is or will become a party or by which it is or will become bound by any law or regulation applicable to it;

(d) the Borrower has the power and is duly authorized to borrow the moneys hereunder and to enter into, execute, deliver and perform this Agreement and the other Closing Documents;

(e) this Agreement and the other Closing Documents will constitute valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms;

(f) there are no actions, suits, investigations, judgments, executions, or proceedings pending, or to the knowledge of the Borrower, threatened, or registered against or affecting the Borrower or any of its assets, financial condition, business or operations before any court or governmental or quasi-governmental entity;

(g) the Borrower is not insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property; and

(F) there is no fact which the Borrower has not disclosed to the Lender in writing which materially adversely affects or may materially adversely affect the ability of the Borrower to perform its obligations under this Agreement or the related Closing Documents.

UBC File: 14-063

3.0 DEFAULT AND LENDER'S RIGHTS

3.1 Lender's Rights.  The Lender shall be entitled to demand payment of the entire outstanding balance of the Loan together with all unpaid interest accrued thereon if:

(a) the Borrower defaults or breaches any provision of, or obligations under, this Agreement or under any of the Closing Documents and such default or breach continues for a period of 10 business days after the Lender has provided written notice to the Borrower of any such breach or default,

(b) any representation or warranty made by the Borrower in this Agreement or in any Closing Document shall prove at any time to be materially incorrect, as of the date made;

(c) the Borrower ceases or threatens to cease to carry on business, or an order is made or an effective resolution is passed for winding up the Borrower;

(d) a receiver, receiver and manager or receiver-manager of all or any part of the Patents is appointed;

(e) without the prior written consent of the Lender, the Borrower creates or permits to exist any charge, encumbrance or lien on or claim against or any security interest in, any of the Patents which ranks or could rank in priority to or pari passu with any security interest or charge created by this Agreement;

(f) the holder of any other charge, encumbrance or lien on or claim against, or security interest in, any of the Patents does anything to enforce or realize on such charge, encumbrance, lien, claim or security interest;

(g) the Borrower makes or proposes to make a disposition of all or substantially all of its assets;

(h) without the prior written consent of the Lender, the Borrower enters into any reconstruction, reorganization, amalgamation, merger or other similar arrangement with any other person;

(i) the Borrower becomes insolvent or bankrupt or makes an assignment for the benefit of its or his creditors, or

(j) the Patents are seized under any legal process or any step is taken with respect to the Patents to enforce or realize on any encumbrance granted by the Borrower, or the Lender in good faith believes that the Patents will be sold or otherwise disposed of.

In the event of such default or breach, the entire unpaid balance of the Loan, together with unpaid interest accrued thereon from the date of default, shall become immediately due and payable, both before and after judgment, with interest accruing thereon until paid in full.  In the event that the proceeds of enforcement of Security granted to the Lender are insufficient to repay the Indebtedness in full, the Lender shall have the right to seek full recovery from the Borrower for any shortfall.  Without limiting the foregoing, the Lender may enforce any and all remedies available at law or equity, whether under this Agreement and any of the other Closing Documents.

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3.2 Acknowledgement of Obligations. The Borrower's obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of:

(a) the validity or enforceability, avoidance, or subordination of the Lender's security interest,

(b) the absence of any attempt to collect the Loan from the Borrower, or any other security therefor, or the absence of any other action to enforce the same,

(c) the waiver, consent, extension, forbearance, or granting of any indulgence by the Lender with respect to any provision of any instrument evidencing the Loan, or any other agreement now or hereafter executed by the Borrower and delivered to the Lender, or

(d) any other circumstances which might constitute a legal or equitable discharge or defense of the Borrower (other than actual indefeasible payment in full in cash).

3.3 The covenants, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and notwithstanding such execution and delivery and regardless of any investigation made by or on behalf of the Lender with respect thereto, shall continue in full force and effect until the repayment in full of all Indebtedness by the Borrower.

4.0 MISCELLANEOUS

4.1 Costs.  All  costs,  charges  and  expenses  (including  but  not  limited  to  legal  fees  and disbursements on a full indemnity basis) incurred by the Lender arising out of any exercise of the Lender's remedies in connection with the Loan, including the enforcement or realization of any Security relating to the Loan, shall be paid or reimbursed by the Borrower to the Lender, which amounts shall be payable out of any funds coming into the possession of the Lender in priority to the Loan, and shall accrue interest at the same rate and in the same manner as the Loan (collectively, the "Costs").

4.2 Notice.  Any notice, direction or consent under this Agreement may be given by delivering same to the parties at the addresses set out on page 1.

4.3 Enurement and Assignment.  This Agreement will be binding on and enure to the benefit of the Lender, its successors and assigns and the Borrower and its successors and permitted assigns. The Borrower may not assign all or any part of its rights, title and/or interest in this Agreement without receiving the Lender's prior written consent.

4.4 Invalidity.  If any part or provision of this Agreement is invalid or unenforceable it will at the election of the Lender be severed from this Agreement and the remainder will be construed as if such invalid or unenforceable part or provision had been deleted from this Agreement.

4.5 Governing Law and Jurisdiction.  This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of British Columbia without regard to its conflicts of laws rules.  Any legal action or proceeding with respect to this Agreement may be brought in the courts of British Columbia.

UBC File: 14-063

4.6 Inconsistencies.  If there are any inconsistencies between this Agreement and the Security, this Agreement will prevail, provided that same will not limit any rights or remedies available to the Lender under the Security.

4.7 Headings.  All headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

4.8 Independent Legal Advice. This Agreement and the Security has been prepared by Richards Buell Sutton LLP acting on behalf of the Lender. The Borrower acknowledges that it has been encouraged to and should obtain independent legal, tax and accounting advice with respect to this Agreement, the Security and other Closing Documents and has had the opportunity to do so.

4.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and will not be amended or varied except in writing, signed by the parties hereto.

4.10 Survival of this Agreement.  The provisions of this Agreement will survive the execution and delivery of the Closing Documents required by the Lender under this Agreement.

4.11 Counterparts.  This Agreement may be executed in counterparts and by electronic PDF or DocuSign, each of which will be deemed to be an original and all of which will collectively constitute one and the same agreement.

The parties have caused this Agreement to be properly executed and delivered as of the Effective Date.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

THE UNIVERSITY OF BRITISH	)
COLUMBIA by its authorized signatory:	)
)

/s/ Brett Sharp	)
Authorized Signatory	)

CONEXEU SCIENCES INC. by its	)
authorized signatory:	)
)
/s/ Ryan Hartwel
Authorized Signatory	)